Exhibit 10.1

Separation and Release Agreement

This Separation and Release Agreement (the “Agreement”), dated September 29, 2026, is made by and between Leo Greenstein (“you”) and Carlsmed, Inc. (the “Company”). This Agreement is effective on the later of the date it is fully executed by the Parties or the eighth (8th) day after you sign it, provided you do not revoke it before that day in accordance with Section 7(b) of this Agreement (the “Effective Date”). If you do not sign this Agreement within forty-six (46) days, it will be null and void and can no longer be accepted by you. You and the Company are collectively referred to herein as “Parties” and individually as “Party.”

1.
Separation Date. Your last day of employment with the Company is September 25, 2026 (the “Separation Date”). Regardless of whether you sign this Agreement, upon termination of employment, the Company will provide you with your final paycheck, which will include your final wages, including all accrued but unused paid time off, less applicable taxes and withholdings, through the Separation Date and payable in accordance with applicable law. After the Separation Date, you will not represent yourself as being an employee, officer, attorney, agent, or representative of the Company for any purpose.
2.
Severance Benefits. If you execute and deliver this Agreement, do not revoke it, and comply with all provisions herein, the Company will provide you with the following separation benefits (“Severance Benefits”) in full satisfaction of any post-employment benefits owed to you under the Employment Agreement between the Company and you, dated June 24, 2025 (the “Employment Agreement”) or otherwise:
a.
Severance. A payment of $500,000, which is an amount equal to twelve (12) months of your base salary as of the Separation Date, less all applicable withholdings and deductions (“Severance”). This amount will be paid to you in equal installments, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices and payment will commence on the second regularly scheduled Company payroll date following the Effective Date, with the first installment including any amount of the Severance that would otherwise have been due prior to the Effective Date.
b.
Pro-Rated Annual Bonus. A pro-rated annual performance bonus, if any is earned based on achievement of performance targets as established by the Board, for the year in which the termination occurs, less applicable withholdings and deductions, to be paid in a lump sum when annual bonuses are otherwise paid to other senior Company executives, which in no event will be later than March 15 of the following year for which the annual performance bonus relates.
c.
COBRA. If, after the Separation Date, you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for you and your covered dependents under the Company’s group health plans, then the Company will pay for the premiums that are necessary to continue you and your covered dependents’ health insurance coverage under COBRA until the earliest of: (1) twelve (12) months following the Separation Date; (2) the date your health insurance coverage begins from a new employer as the primary insured or through self-employment; or (3) the date you are no longer eligible to continue coverage under COBRA (such period from the Separation Date through the earlier of (1)-(3), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf could result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company. The Company will provide you with separate notice of your COBRA rights.
d.
Equity Awards. The Parties acknowledge and agree that, as of the Separation Date, you hold the following equity awards (collectively, the “Equity Awards”): (1) 32,856 unvested shares of the Company’s common stock (“Common Stock”) (the “Restricted Shares”) purchased by early exercise of an option to purchase Common Stock granted under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”), the Stock Option Award Agreement between you and the Company dated August 22, 2023 and the Exercise Notice between you and the Company dated November 17, 2023 (collectively, the “Early Exercise Option Agreement”), (2) an option to purchase 83,673 shares of Common Stock (the “2023 Options”) granted under the 2019 Plan and the Stock Option Award Agreement between you and the Company dated August 22, 2023, (3) an option to purchase 71,429 shares of Common Stock (the “2025 Options,” and together with the 2023 Options, the “Options”) granted under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) and the Stock Option Agreement between you and the Company dated July 22, 2025 (the “2025 Option Agreement”), (4) 44,977 restricted stock units in respect of Common Stock (the “RSUs”) granted under the 2025 Plan and the RSU Award Agreement between you and the Company dated January 28, 2026, and (5) 44,977 performance-vesting restricted stock units in respect of Common Stock (the “PSUs”) granted under the 2025 Plan and the PSU Award Agreement between you and the Company dated January 28, 2026. Subject to your execution, non-revocation of and compliance with this Agreement, the Equity Awards shall be treated as follows:
i.
100% of the Restricted Shares shall accelerate and become fully vested, such that none of the Restricted Shares shall be subject to the Company’s repurchase right;
ii.
100% of the 2023 Options shall accelerate and become fully vested;
iii.
(x) 26,786 shares subject to 2025 Options shall accelerate and become vested, such that, after taking into account such acceleration, an aggregate of 44,643 shares subject to the 2025 Options (the “Vested 2025 Options”) shall be vested and 26,786 shares subject to the 2025 Options shall be unvested (the “Unvested Options”) as of the Separation Date, and (y) the Post-Termination Exercise Period (as defined in the 2025 Option Agreement) of the Vested 2025 Options shall be extended, such that it will run from the Separation Date through the twelve (12)-month anniversary of the Separation Date; and

iv.
11,244 RSUs shall accelerate and become vested as of the Effective Date, and the remaining 33,733 RSUs shall remain unvested as of the Separation Date (the “Unvested RSUs”).
v.
The Parties acknowledge and agree that (i) the Unvested Options, the Unvested RSUs, and the PSUs shall be cancelled and forfeited for no consideration and (ii) the 2023 Options and the Vested 2025 Options shall continue to be governed by the terms and conditions of the 2019 Plan and the 2025 Plan, as applicable, and the applicable Stock Option Agreement.
3.
Advisory Services. In consideration for your execution, non-revocation of, and compliance with this Agreement, following the Separation Date, the Company shall engage you as an individual independent consultant performing advisory services to the Company, pursuant to the terms of that certain advisory agreement by and between the Parties, attached to this Agreement as Exhibit A (the “Advisory Agreement”). The Parties acknowledge and agree that no Equity Awards shall vest during your service as an individual independent consultant pursuant to the Advisory Agreement and no Equity Awards shall vest after or in connection with the Separation Date other than as provided in Section 2(d) above.
4.
Health Insurance. Regardless of whether you sign this Agreement, your benefits under the Company’s group health plans will continue until the last day of the month in which your Separation Date occurs. After that (subject to Section 2(c)), you may be able to continue your health insurance benefits through COBRA or similar state equivalents.
5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and will not receive any additional compensation or benefits from the Company after the Separation Date.
6.
Expense Reimbursements. Within ten (10) days of the Separation Date, you agree to submit your final documented expense reimbursement statement reflecting any and all business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses through your Separation Date pursuant to its regular business practice and policy.
7.
General Release and Waiver.
a.
In exchange for the Severance Benefits and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, stockholders, predecessors, successors, assigns, insurers and affiliates (the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date you execute this Agreement) and whether known or unknown, suspected, or claimed that you, your spouse, or any of your heirs, executors, administrators or assigns may have against the Company or any of the Released Parties, including those which arise out of or are connected with your employment with, or your separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the California Worker Adjustment Retraining Notification Act; the California Fair Employment and Housing Act; the California Labor Code; the California Constitution; the California Family Rights Act; the Fair Labor Standards Act; or their federal, state, or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters); or any claim under the Employment Agreement (all of the foregoing are collectively referred to herein as “Claims”). You agree that you are not aware of any pending charge or complaint of the type described herein as of the execution of this Agreement.

The Released Parties specifically waive the protections of California Civil Code Section 1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

b. Specific Release of ADEA Claims. You further unconditionally release and forever discharge the Released Parties from any and all Claims that the Employee Parties may have as of the date you sign this Agreement arising under the ADEA. By signing this Agreement, you acknowledge and confirm that: (i) you have been advised by the Company to consult with an attorney of your choice before signing this Agreement; (ii) you were given no fewer than forty-five (45) days to consider the terms of this Agreement, including the enclosed addendum describing the job titles, ages, and layoff status of the group of employees that the Company considered for inclusion within the group layoff that resulted in your separation from employment, although you may sign it sooner if desired; (iii) you are signing this Agreement in exchange for good and valuable consideration which is in addition to anything of value to which you are already entitled; (iv) you have seven (7) days from the date of signing this Agreement to revoke this Agreement by delivering to the Company a written notice of revocation that is received by the Company before the end of such seven-day (7) period to Jennifer Kamocsay at [***], but you understand that you will not be eligible for the

Severance Benefits if you revoke this Agreement because your eligibility for the Severance Benefits is contingent upon you signing and not revoking the Agreement; (v) the release contained in this Section does not apply to rights and claims that may arise after the date on which you sign this Agreement, and (vi) you knowingly and voluntarily accept the terms of this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the forty-five (45) day period for you to consider the terms of this Agreement.

c. Protected Rights. Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are (i) your indemnification protections under, and subject to the terms and conditions of, that certain Indemnification Agreement, dated as of July 22, 2025, as amended, modified or restated from time to time, (ii) your equity that is vested as of the Separation Date and remains outstanding under the terms of any equity plan of the Released Parties or vested employee benefits under the employee benefit plans of the Released Parties, and (iii) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation or unemployment laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal government agency, or similar state or local agency (“Government Agencies”). You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Government Agencies, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Released Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan, but it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You agree that you were provided with at least forty-five (45) days to consider the terms of this Agreement.

8.
Your Acknowledgments and Affirmations. You acknowledge and agree that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Released Parties regarding your pay, benefits, and other terms and conditions of employment through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, sexual orientation, religion, national origin or any other classification protected by law. You represent and warrant that you have not reported any alleged improper conduct or activity about the Company to the Company or any of the Released Parties and you have no knowledge of any such conduct or activity. You further acknowledge that the Company has not retaliated against you for reporting any allegations of wrongdoing to the Company or the Released Parties. You also represent that you have not made any claims or allegations to the Company or the Released Parties related to sexual harassment, harassment, or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment, harassment, or sexual abuse. Other than any Claims filed with any Government Agencies related to any protected whistleblower activity, you affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Released Parties. You further affirm that you have no known workplace injuries or occupational diseases.
9.
Return of Company Property. Promptly following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, access codes or devices (other than final board materials provided to the Company’s board of directors, which you received in your capacity as a director); and, any materials of any kind that contain or embody any proprietary or confidential information or information pertaining to any Work Product (as defined in Section 7.2(a) of the Employment Agreement) of the Company (and all reproductions thereof). Please coordinate return of any other Company property with Gina Roos at [***]. You shall be entitled to keep your company laptop, so long as you cooperate with the Company in remotely removing all Company information and materials. Receipt of the Severance Benefits described in Section 2 of this Agreement is expressly conditioned upon return of all Company property.
10.
Post-Termination Obligations. You acknowledge your continuing obligations under the restrictive covenants established in Section 7 of the Employment Agreement, which include, among other restrictions, non-disclosure, confidentiality, non-disparagement, duty of loyalty, and invention assignment agreements or provisions between you and the Company (“Restrictive Covenants”), including to not use or disclose any confidential or proprietary information of the Company, shall remain in full force and effect. In accordance with the Defend Trade Secrets Act, you understand that confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.
Confidentiality. You agree that the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Nothing in this Section or this Agreement restricts or impedes you from exercising protected rights, including rights under the National Labor Relations Act (“NLRA”) or the federal securities laws, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The rights under the NLRA include the right to engage in protected concerted activities (e.g., discuss terms and conditions of employment for mutual aid and protection), the right to file (or assist another employee to file) unfair labor practice charges, or participate, assist with, or cooperate in an investigation by the National Labor Relations Board. The Company shall hold this Agreement in the strictest confidence and provide only those individuals in the Company with access to this Agreement and its terms solely on a need-to-know basis.
12.
Non-Disparagement. You understand and agree that the Company’s reputation, brand, and goodwill are extremely valuable and the result of a substantial expenditure of the Company’s time, effort, and resources. Therefore, you agree not to make, cause to be made, publish, or communicate any statement or disclosure about the Company, or any director, officer, employee, or customer of the Company, that is defamatory, disparaging, maliciously untrue, or which is made with knowledge of falsity or reckless disregard for the truth, or assist any other person, business, or entity to do so. Nothing herein shall preclude you or the Company from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law. Further, nothing herein shall limit you from exercising any rights you have under Section 7 of the National Labor Relations Act, including discussing the terms and conditions of your employment.
13.
Cooperation. The Parties agree that certain matters in which you have been involved during your employment may need your cooperation with the Company in the future. In consideration for the payments and benefits in this Agreement, you agree to cooperate with the Company in any pending or future matters arising out of or related to your service to the Company, including, but not limited to, any business transactions, business relationships, litigation, investigation or other dispute, in which you have knowledge or information; provided that the Company shall make reasonable efforts to minimize disruption of your other activities.
14.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
15.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11, 12 and 13 of this Agreement and further agree that any threatened or actual violation or breach of those

Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
16.
Consultation; Voluntary Agreement. You acknowledge that the Company has advised you of your right to consult with an attorney prior to executing this Agreement. You have carefully read and fully understand all of the provisions of this Agreement. You are entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which you would not be entitled in the absence of executing and not revoking this Agreement.
17.
Miscellaneous. This Agreement, including the Restrictive Covenants, and the Advisory Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter in this Agreement and the Advisory Agreement. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations; provided, however, that the arbitration provisions set forth in Section 8.12 of the Employment Agreement are incorporated herein by reference and shall remain in full force and effect and shall govern any disputes arising out of or relating to this Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

[SIGNATURE PAGE FOLLOWS]

Carlsmed, Inc.

By:	/s/ Michael Cordonnier
Name:	Michael Cordonnier
Title:	Chief Executive Officer

September 29, 2026
Date

Leo Greenstein

/s/ Leo Greenstein
Signature

September 29, 2026
Date

Enclosure – Addendum to Separation and Release Agreement

Confidential

Exhibit A

Advisory Agreement

ADDENDUM TO

SEPARATION AND RELEASE AGREEMENT

2